CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the RBB Fund, Inc. of our report dated October 29, 2021, relating to the financial statements and financial highlights, which appears in Stance Equity ESG Large Cap Core ETF (a separate series of the RBB Fund, Inc.) Annual Report on Form N-CSR for the year ended August 31, 2021. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Financial Statements", "Financial Highlights", and “Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

December 29, 2021